EXHIBIT 99.1

COMMUNICATION INTELLIGENCE CORPORATION

FOR IMMEDIATE RELEASE

Communication Intelligence Corporation Closes Financing

Redwood Shores, CA, May 29, 2009 - Communication Intelligence Corporation (“CIC” or “the Company”) (OTC BB: CICI), a leading supplier of electronic signature solutions for business process automation in the financial industry* and the recognized leader** in biometric signature verification, announced today that it has closed a financing, on May 28, 2009 led by Phoenix Venture Fund LLC (the “Investors”).

Under the terms of the financing, which was effected as a supplement to the financing closed by the Company in June of 2008, the Company received gross proceeds of $1.1 million from and issued warrants to the Investors to purchase shares of the Company’s common stock. In addition, the Company amended the terms of the notes and warrants from the June 2008 financing such that the aggregate debt of approximately $4.8 million accrues interest at the rate of 8% per annum and is due December 31, 2010 and the associated warrants are exercisable for a total of 80,154,217 shares at an exercise price of $0.06 per share through June 30, 2012.  The Company intends to use the proceeds from the financing for growth and general corporate purposes, in each case in the ordinary course of business.  An affiliate of one of the investors acted as placement agent for the transaction and for such service received $22,000 and warrants to purchase 3,947,917 shares of the Company’s common stock on the same terms as those issued to the Investors. The Company expects fees and expenses, including the cash component of the placement agent’s fee, in connection with the current financing not to exceed $200,000.

About CIC
Communication Intelligence Corporation (“CIC”) is a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless work flow in their eBusiness processes by enabling them with “The Power to Sign Online®” with multiple signature technologies across virtually all applications in SaaS and fully deployed delivery models.

Industry leaders such as AGLA, Allstate, Charles Schwab, Prudential, Snap-on Credit, Travelers, Wells Fargo and WFG (World Financial Group) chose CIC’s products to meet their needs. CIC has deployments with over 400 channel partners and enterprises worldwide representing hundreds of thousands of users, with over 500 million electronic signatures captured, eliminating the need for over a billion pieces of paper. CIC sells directly to enterprises and through system integrators, channel partners and OEMs. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

*In December 2008, CIC was named to Forrester Research’s “Hot Banking Tech Companies To Watch in 2009” Report.

**In October 2007, CIC was awarded the 2007 Global Frost & Sullivan Award for Market Leadership in the dynamic signature verification market.

Forward Looking Statements
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations.  Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC and the Power to Sign Online are registered trademarks.  All other trademarks and registered trademarks are the property of their respective holders.

Contact Information

CIC

Investor Relations & Media Inquiries:
Chantal Eshghipour
650-802-7740
investorrelations@cic.com

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